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Exhibit to the Annual Report (Form 11-K) of the American Eagle Outfitters, Inc.
Retirement Plan for the three month period ended March 31,1999 and the year ended December 31, 1998.


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-84796) pertaining to the American Eagle Outfitters, Inc. Stock Fund of the American Eagle Outfitters, Inc. Retirement Plan of our report dated September 15, 1999 with respect to the financial statements of the American Eagle Outfitters, Inc. Retirement Plan included in the Annual Report (Form 11-K) for the three month period ended March 31, 1999 and the year ended December 31, 1998.


Alpern, Rosenthal & Company
Pittsburgh, Pennsylvania
October 12, 1999